Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

GAINSCO, INC.:

We consent to the incorporation by reference in the registration statement (No. 333-129678 and 333-33590) on Form S-8 of GAINSCO, INC. of our reports dated March 28, 2008, with respect to the consolidated balance sheets of GAINSCO, INC. as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive (loss) income and cash flows for each of the years in the two-year period ended December 31, 2007, and all related financial statement schedules, which reports appear in the December 31, 2007, annual report on Form 10-K of GAINSCO, INC.

/s/ KPMG LLP
KPMG LLP

Dallas, Texas

March 28, 2008